Exhibit 99.1

Citigroup Closed-End Funds

Issue Statement

NEW YORK – (PR Newswire-FirstCall) –October 25, 2004

The following Citigroup closed-end funds – Citigroup Investments Corporate Loan Fund Inc., High Income Opportunity Fund Inc., Intermediate Muni Fund, Inc., Managed High Income Portfolio Inc., Managed Municipals Portfolio Inc., Municipal High Income Fund Inc., Real Estate Income Fund Inc., Zenix Income Fund Inc., Salomon Brothers Capital and Income Fund Inc., Salomon Brothers Emerging Markets Debt Fund Inc., Salomon Brothers Emerging Markets Floating Rate Fund Inc., Salomon Brothers Emerging Markets Income Fund Inc., Salomon Brothers Emerging Markets Income Fund II Inc., Salomon Brothers Global High Income Fund Inc., Salomon Brothers Global Partners Income Fund Inc., Salomon Brothers Inflation Management Fund Inc., Salomon Brothers Municipal Partners Fund Inc., Salomon Brothers Municipal Partners Fund II Inc., The Salomon Brothers Fund Inc, Salomon Brothers High Income Fund Inc, Salomon Brothers High Income Fund II Inc, Salomon Brothers 2008 Worldwide Dollar Government Term Trust Inc., and Salomon Brothers Worldwide Income Fund Inc. – today issued the following statement:

In connection with an investigation previously disclosed by Citigroup, the Staff of the Securities and Exchange Commission (SEC) has notified Citigroup Asset Management (CAM), the Citigroup business unit that includes the funds’ investment manager and other investment advisory companies; Citicorp Trust Bank (CTB), an affiliate of CAM; Thomas W. Jones, the former CEO of CAM; and two other individuals, one of whom is an employee and the other of whom is a former employee of CAM, that the SEC Staff is considering recommending a civil injunctive action and/or an administrative proceeding against each of them relating to the creation and operation of an internal transfer agent unit to serve various CAM-managed funds.

In 1999, CTB entered the transfer agent business. CTB hired an unaffiliated subcontractor to perform some of the transfer agent services. The subcontractor, in exchange, had signed a separate agreement with CAM in 1998 that guaranteed investment management revenue to CAM and investment banking revenue to a CAM affiliate. The subcontractor’s business was later taken over by PFPC Inc., and at that time the revenue guarantee was eliminated and a one-time payment was made by the subcontractor to a CAM affiliate.

CAM did not disclose the revenue guarantee when the boards of various CAM-managed funds hired CTB as transfer agent. Nor did CAM disclose to the boards of the various CAM-managed funds the one-time payment received by the CAM affiliate when it was made.

In addition, the SEC Staff has indicated that it is considering recommending action based on the adequacy of the disclosures made to the fund boards that approved the transfer agency arrangement, CAM’s initiation and operation of, and compensation for, the transfer agent business and CAM’s retention of, and agreements with, the subcontractor.

Citigroup is cooperating fully in the investigation and will seek to resolve the matter in discussions with the SEC Staff. Although there can be no assurance, Citigroup does not believe that this matter will have a material adverse effect on the funds whose symbols are listed below. As previously disclosed, CAM has already agreed to pay the applicable funds, primarily through fee waivers, a total of approximately $17 million (plus interest) that is the amount of the revenue received by Citigroup relating to the revenue guarantee.

The funds did not implement the contractual arrangement described above and therefore will not receive any portion of such payment.

Symbols: EDF, EFL, EHI, EMD, ESD, HIF, HIO, HIX, GDF, IMF, MHF, MHY, MMU, MNP, MPT, RIT, SBF, SBG, SBI, SBW, SCD, TLI, ZIF

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Media Contacts:

Brenda Grandell,

Director, Closed-End Funds

Citigroup Asset Management

212-291-3775

Edward Giltenan

Head of Public Relations

Citigroup Asset Management

212-559-6746